EXHIBIT 99.1

Press Release	For Immediate Release

QUAINT OAK BANCORP, INC. ANNOUNCES RESULTS OF
ANNUAL MEETING OF SHAREHOLDERS AND
STOCK PURCHASES TO FUND PLAN
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Southampton, PA (May 15, 2008) — Quaint Oak Bancorp, Inc. (OTC Bulletin Board: QNTO) (the "Company"), the holding company for Quaint Oak Bank, today announced it had received approval of the four proposals presented to shareholders at the annual meeting held on Wednesday, May 14, 2008.

At the annual meeting, shareholders approved the election of three directors for three-year terms, adoption of the 2008 Stock Option Plan, adoption of the 2008 Recognition and Retention Plan and ratification of independent registered public accountants.

Quaint Oak Bank completed its mutual to stock conversion on July 3, 2007 and sold 1,388,625 shares of common stock.  At a meeting held on May 14, 2008, the Company's Compensation Committee granted stock options and awarded shares pursuant to the Stock Option Plan and Recognition and Retention Plan following shareholder approval to eligible employees and non-employee directors.  The Compensation Committee determined to award the stock options at an exercise price of $10.00 per share, the initial offering price per share in the conversion, but higher than the closing price of the Company's common stock on May 14, 2008.

"I am pleased by the support of our shareholders in voting in favor of our four proposals," said Robert T. Strong, President and Chief Executive Officer.  Mr. Strong continued, "We are gratified by this showing of shareholder support for our stock benefit plans during the first year following our mutual to stock conversion and the confidence they have shown in the management of the Company.  I believe that the Compensation Committee's decision to grant the stock options at an exercise price of $10.00 per share demonstrates our commitment to growing long-term shareholder value."

In order to fund the 2008 Recognition and Retention Plan, the related trust will purchase 55,545 shares of Quaint Oak Bancorp’s common stock in the open market.  Purchases will be made from time to time at the discretion of management.

Quaint Oak Bancorp, Inc. is a community-based, savings and loan holding company providing consumer and commercial banking services through its wholly-owned subsidiary, Quaint Oak Bank, headquartered in Southampton, Pennsylvania.  Quaint Oak Bank has served individuals and businesses in the Bucks County area for more than 80 years.  Quaint Oak Bancorp's website is www.quaintoak.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margin and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in Quaint Oak Bancorp's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by Quaint Oak Bancorp with the Securities and Exchange Commission from time to time. Quaint Oak Bancorp undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059